Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

STERICYCLE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$5,862,219,598 (1)	0.00014760	$865,264 (2)

Fees Previously Paid	—		—

Total Transaction Valuation	$5,862,219,598

Total Fees Due for Filing			$865,264

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$865,264

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of June 3, 2024, by and among Stericycle, Inc., Waste Management, Inc. and Stag Merger Sub Inc.

(1)

Aggregate number of securities to which transaction applies: As of June 13, 2024, the maximum number of shares of common stock to which this transaction applies is estimated to be 94,551,929, which consists of (a) 92,800,056 shares of common stock entitled to receive the per share merger consideration of $62.00; (b) 504,780 shares of common stock underlying outstanding Stericycle stock options, which may be entitled to receive the per share merger consideration of $62.00; (c) 639,274 shares of common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $62.00 for Non-Continuing Employees or an Assumed Restricted Stock Unit Award for Continuing Employees; (d) 87,687 shares of common stock underlying outstanding deferred stock units, which may be entitled to receive the per share merger consideration of $62.00 for Non-Continuing Employees or an Assumed Restricted Stock Unit Award for Continuing Employees; and (e) 520,132 shares of common stock underlying outstanding performance stock units based on maximum-level performance and which may be entitled to receive the per share merger consideration of $62.00 for Non-Continuing Employees or an Assumed Restricted Stock Unit Award for Continuing Employees.

(2)	In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the transaction value by 0.00014760.